Exhibit 99.1

Calavo Growers Appoints Kevin Manion as Chief Financial Officer

SANTA PAULA, Calif. May 11, 2020—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today announced that Kevin Manion, a veteran finance executive, has been appointed Chief Financial Officer.

“We are delighted to welcome Kevin Manion as our new CFO,” said James E. Gibson, Chief Executive Officer of Calavo Growers. “Kevin has held senior financial leadership roles at several major food companies and has three decades of financial management, capital markets and operational experience. His wealth of experience in the food industry and his financial acumen will be invaluable to our company as we execute on the next phase of our long-term growth strategy.”

“I am very excited to join Calavo, which has had a long and successful history as a leader in the avocado and fresh food sector as demonstrated by its strong brand and blue-chip partners. Given growing consumer demand for avocados and other fresh food categories, Calavo is well-positioned for continued strong growth over the long term. I look forward to working with our new CEO Jim Gibson, our active board and the talented finance and operations professionals at Calavo to support our customers and growers and to drive sustainable growth for our shareholders,” said Mr. Manion.

Professional Background of Kevin Manion

Prior to joining Calavo, Mr. Manion held financial leadership positions with companies including Century Snacks (producer and distributor of nuts, trail mixes, dried fruits and other snacks), Young’s Market Company (wholesaler and distributor of wine and spirits), Bolthouse Farms (provider of fresh, healthy and nutritious produce and beverages), Hostess Brands, Nestle USA and Kraft General Foods. In these roles, he supported revenue growth, efficiency and profitability initiatives, inventory management, treasury and capital markets activities, mergers and acquisitions, strategic and financial planning and investor relations. Mr. Manion began his career in public accounting at Arthur Andersen & Co. He also served as the lead director of Fresh Food Group, a leading provider of fresh-cut fruit, apple slices, vegetables and snacking solutions.

Mr. Manion has a BBA in accounting from the University of Notre Dame. He is a Certified Public Accountant, a Certified Production and Inventory Control Manager, a Certified Investor Relations Professional and a Certified Treasury Professional. He was named CFO of the Year in Orange County, CA in 2014.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and

Calavo Growers, Inc.

prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and several private label and store brands.

Contact: Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

(310) 622-8231

calavo@finprofiles.com

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